Exhibit 99.1

Media	Investors
Mark Folk	John Campbell
(704) 383-7088	(415) 396-0523
Mark.folk@wellsfargo.com	john.m.campbell@wellsfargo.com

Wells Fargo Board Refreshment Continues

Chen, Dean, Hernandez and Peña to retire at 2018 Annual Meeting of Shareholders

SAN FRANCISCO, March 1, 2018 – In continuation of the board refreshment process begun in 2017, Wells Fargo & Company announced today that John S. Chen, Lloyd H. Dean, and Enrique Hernandez, Jr., currently the board’s longest serving directors, and Federico F. Peña, who was scheduled to retire from the board in 2019, have decided to retire at the company’s 2018 Annual Meeting of Shareholders. As a result of these retirements, which are part of the board’s regular succession planning practices, the board will nominate 12 of its current directors for election at the company’s Annual Meeting of Shareholders, scheduled to be held on April 24, 2018.

“On behalf of the entire board, I want to thank John, Lloyd, Rick, and Federico for their many contributions and service to our board and company,” said Board Chair Betsy Duke. “We respect their decisions to retire and know our board benefited greatly from their expertise and perspectives during their many years of service. We wish them well in the future. The leadership and insight that these directors brought to the board and its committees, including the board’s Human Resources, Finance, Risk, and Corporate Responsibility committees are just some of the many ways they served our board with distinction over the years.”

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $2.0 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investments, mortgage, and consumer and commercial finance through more than 8,300 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 263,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations.